UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): June 28, 2015

Pershing Gold Corporation

(exact name of registrant as specified in its charter)

Nevada	000-54710	26-0657736
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1658 Cole Boulevard Building 6 – Suite 210 Lakewood, Colorado	80401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 974-7248

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 28, 2015, Pershing Gold Corporation (the “Company”) and Stephen Alfers, the Company’s Chief Executive Officer and President, entered into an Amended and Restated Executive Employment Agreement dated June 28, 2015 (the “Employment Agreement”).  In connection with the Employment Agreement, Mr. Alfers was awarded restricted stock units pursuant to a Restricted Stock Unit Grant Agreement dated June 28, 2015 (the “RSU Agreement”), as described below.

Alfers Employment Agreement

Pursuant to the Employment Agreement, Mr. Alfers shall continue to serve as the Chief Executive Officer of the Company until December 31, 2018, subject to renewal.  Pursuant to the terms of his Employment Agreement, Mr. Alfers will be entitled to a base salary of $425,000 per year. Mr. Alfers will also receive an annual bonus if the Company meets or exceeds certain criteria adopted by the Board.  The annual target bonus amount for Mr. Alfers shall equal 100% of his annualized base salary for that year if target levels of performance for that year are achieved, with greater or lesser amounts paid for performance above and below such target.

Upon Mr. Alfers’ termination without Cause (as defined in the Employment Agreement) or upon Mr. Alfers’ Resignation for Good Reason (as defined in the Employment Agreement), in either case where such termination is outside of a Change in Control Period (as defined below and in the Employment Agreement), the Company shall pay to Mr. Alfers, in addition to any Accrued Obligations (as defined in the Employment Agreement), a lump sum payment in an amount equal to two (2) times the sum of (i) Mr. Alfers’ base salary plus (ii) the average of the actual bonus amounts paid to Mr. Alfers’ in the two years prior to termination. Additionally, any remaining unvested restricted shares of Company common stock granted to Mr. Alfers on February 9, 2012 shall fully and immediately vest. Any other unvested equity awards shall be forfeited as of the date of termination (unless otherwise provided in the applicable award agreement or equity plan), and vested equity awards shall be treated as provided in the applicable award agreement or equity plan.

Upon Mr. Alfers’ termination without Cause within six months prior to or twenty four months following a Change in Control (as defined in the Employment Agreement and with such period to be referred to as a “Change in Control Period”) or upon Mr. Alfers’ Resignation for Good Reason during a Change in Control Period, the Company shall pay to Mr. Alfers, in addition to any Accrued Obligations, a lump sum payment in an amount equal to two times the sum of (i) Mr. Alfers’ base salary plus (ii) the average of the actual bonus amounts paid to Mr. Alfers’ in the two years prior to termination. Additionally, any unvested equity awards that were granted prior to such Change in Control shall fully and immediately vest (unless otherwise provided in the applicable award agreement or equity plan).

Mr. Alfers’ bonus amounts are subject to claw-back rights in the event of certain restatements of the Company’s financial information for a period of 3 years.

This summary of the Employment Agreement is not complete, and is qualified in its entirety by reference to the full text of the agreement that is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Alfers Restricted Stock Unit Grant Agreement

Under the terms of the RSU Agreement, Mr. Alfers was granted a total of 700,000 restricted stock units. The initial 300,000 restricted stock units (the “Initial RSUs”) are subject to vesting upon Mr. Alfers’ continuous employment through December 31, 2018 (“Employment Term End Date”). If Mr. Alfers’ employment is terminated prior to the Employment Term End Date (i) by the Company other than for Cause, (ii) by Mr. Alfers’ resignation for Good Reason (as defined in the Employment Agreement), or (iii) as a result of Mr. Alfers’ death or Disability (as defined in the Employment Agreement), all Initial RSUs shall become fully vested immediately prior to such termination. Such Initial RSUs shall also become fully vested upon a Change in Control (as defined in the Company’s 2013 Equity Incentive Plan). Each Initial RSU that becomes fully vested will entitle Mr. Alfers to receive one share of common stock as soon as practicable following the vesting event.

The remaining 400,000 restricted stock units (the “Performance RSUs”) are subject to vesting upon the attainment of certain performance-based milestones set forth in the RSU Agreement and shall become fully vested upon a Change in Control. For each fully vested Performance RSU, Mr. Alfers will be entitled to receive one share of common stock upon the earlier of December 31, 2018, Mr. Alfers’ separation from service or death, or a 409A Change in Control (as defined in the RSU Agreement), all as set forth in the Agreement.

This summary of the RSU Agreement is not complete, and is qualified in its entirety by reference to the full text of the agreement that is attached as Exhibit 10.2 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	The following are filed as exhibits to this Current Report on Form 8-K.

Exhibit No.	Description
10.1	Amended and Restated Executive Employment Agreement, dated June 28, 2015, between Pershing Gold Corporation and Stephen Alfers.
10.2	Restricted Stock Unit Grant Agreement, dated June 28, 2015, between Pershing Gold Corporation and Stephen Alfers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 29, 2015

PERSHING GOLD CORPORATION

By:	/s/ Eric Alexander
Eric Alexander
Vice President Finance and Controller